Exhibit 99.1

SandRidge Energy Announces a Leadership Transition and Further Initiatives to Improve Shareholder Value

Oklahoma City, Oklahoma, April 7, 2020 /PRNewswire/ – SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today announced new leadership as well as further initiatives to realize shareholder value.

The Company named Carl F. Giesler, Jr. as its President and Chief Executive Officer. Most recently, Mr. Giesler led the cost and operational turnaround and subsequent cash sale in January for Jones Energy, Inc. (“Jones Energy”). At Jones Energy, Mr. Giesler led a team that significantly right-sized that company’s administrative and operating costs as well meaningfully improved its capital expenditure efficiency and effectiveness.

Commensurate with the new leadership appointment, the Company plans to implement several further significant initiatives to maximize free cash flow, reduce the Company’s low debt level, preserve its strong balance sheet and liquidity position and, ultimately, to realize greater shareholder value.

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Costs. The Company will continue to right-size both its G&A and operating cost structure for the limited current growth environment given recent oil and gas market dynamics. Planned further actions, including salary and additional personnel reductions, will deepen the savings detailed on the Company’s recent February earnings call.

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Capital. SandRidge will substantially further reduce its capital expenditures in 2020, limiting spend to that needed for safety or mechanical integrity and to low capex, quick payback, cash flow enhancing “small ball” workovers and other projects to extend the Company’s production profile. The Company plans to defer any material drilling and completion activity until commodity prices and the corresponding economics for new wells improve.

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Strategic Alternatives. The Company will continue to evaluate the sale of non-cash flowing assets as well as other sale opportunities that deliver premium value to shareholders. It will also consider strategic combinations that bring cost economies, improve operating margins, extend its reserve life, lower its base production decline and grow its debt-adjusted cash flow per share.

Given the coronavirus pandemic and the associated market volatility and uncertain oil and gas market outlook, SandRidge feels it is appropriate to withdraw its 2020 guidance.

Jonathan Frates, Chairman of the Board, stated, “Given the ongoing headwinds in the oil and gas environment, we’re committed to protecting our strong balance sheet and liquidity, and to maximizing the value of the enterprise for our shareholders. Key to both of those objectives is the further right-sizing of our cost structure, rationalizing our capital program and improving our capital efficiency. We believe that Carl, with his proven cost and operational turnaround experience at public oil and gas companies, is the right person to lead these initiatives.”

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

Mr. Frates added, “We appreciate John Suter’s contributions to the Company during these challenging times and are appreciative that he has agreed to stay on as Chief Operating Officer and assist us in these efforts.”

Prior to joining the Company, Mr. Giesler served as the Chief Executive Officer and a Director of Jones Energy Inc. from the summer of 2018 through its cash sale earlier this year. Prior to that, he served in the same roles at Glacier Oil and Gas and its predecessor company. Mr. Giesler has also served in various oil and gas principal investing and other roles with Harbinger Group, Inc., Harbinger Capital Partners, AIG FP and Morgan Stanley. Mr. Giesler received his BA from the University of Virginia and his JD from Harvard Law School. He is also a CFA Charterholder.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on generating value through the development of its high potential oil and gas assets in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippian Lime formation in Oklahoma and Kansas.

For further information, please contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain certain “forward-looking statements” under applicable securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “predict,” “potential,” “pursue,” “outlook,” “continue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. For example, statements regarding expectations about the hiring of a permanent President and Chief Executive Officer, the future results and benefits of announced initiatives and future financial results and operational plans are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. Additional information concerning the risk factors faced by the Company is contained in SandRidge’s public filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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